UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 24, 2011
Date of Report (Date of earliest event reported)
Medicis Pharmaceutical Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-14471	52-1574808
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
7720 North Dobson Road
Scottsdale, Arizona 85256
(Address of principal executive offices) (Zip Code)
(602) 808-8800
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Amended and Restated Employment Agreement of Chief Executive Officer
     On June 24, 2011, the Stock Option and Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Medicis Pharmaceutical Corporation (“Medicis” or the “Company”) approved an amended and restated employment agreement (the “Employment Agreement”) between Medicis and Jonah Shacknai, the Company’s Chairman of the Board and Chief Executive Officer, extending Mr. Shacknai’s contract term through June 30, 2016. The Employment Agreement replaces the employment agreement (the “Prior Agreement”) with Mr. Shacknai that required notice by June 30, 2011 that either party had elected not to renew the agreement (otherwise the agreement would automatically renew for a new five-year term commencing January 1, 2012). The Employment Agreement is based substantially on the Prior Agreement, except as noted below. The material changes, as reflected in Mr. Shacknai’s Employment Agreement, are as follows:
•	Cash severance payments and continuation of certain benefits following Mr. Shacknai’s termination of employment that are determined based on a multiple that exceeds three times base salary and bonus have been reduced such that the maximum amount payable will be capped at three times salary and bonus.

•	The tax gross-up provision for excise taxes incurred with respect to Section 280G excess parachute payments is replaced with a best pay limitation. Under the best pay limitation, Mr. Shacknai will be responsible for any excise taxes arising with respect to excess parachute payments under Section 280G of the Internal Revenue Code. If the net amount available to Mr. Shacknai after the payment of the applicable excise taxes is less than the amount that would be remaining if his payments were capped at the maximum amount that could be paid without triggering the excise taxes, his payments will be capped. No excise tax gross up payments will be paid under the Employment Agreement with respect to excess parachute payments.

•	Guaranteed minimum annual equity awards have been eliminated.

•	The term of the Employment Agreement is limited to a period commencing on June 24, 2011 and expiring on June 30, 2016, unless sooner terminated as provided in the Employment Agreement. The automatic renewal provisions have been eliminated.

•	All equity awards, not just options as in the Prior Agreement, will become fully vested upon a termination without “cause,” resignation for “good reason,” death, disability, expiration of the term of the agreement, certain terminations in connection with a change in control, or, under certain circumstances and regardless of termination, a change in control that results in the dissolution, elimination or modification of the Company’s equity incentive plans.

•	Vesting of equity awards that could otherwise have been accelerated upon signing of an agreement that would result in a change of control will now vest only if the actual change in control transaction is consummated.

•	The Employment Agreement was updated to reflect Mr. Shacknai’s current base salary of $1,100,000 per year and the fact that he is currently eligible to be considered for an annual bonus based upon his performance and the performance of the Company measured against the Company’s fiscal plan for the prior fiscal year, calculated in accordance with the Company’s bonus plans as may be in effect from time to time.
     Consistent with the Prior Agreement, Mr. Shacknai will be provided with varying severance payments and benefits upon termination of employment (1) by Mr. Shacknai for good reason, (2) by Medicis without cause, (3) following a change in control under certain circumstances, and (4) upon death or disability. Mr. Shacknai is also entitled, pursuant to the Employment Agreement, to certain other employee benefits and perquisites. Additionally, Mr. Shacknai is subject to customary restrictive covenants including non-competition, non-solicitation, and protection of confidential information covenants during his employment and for one year following termination of employment; provided, however, that, the non-competition and non-solicitation covenants will not apply in the event of Mr. Shacknai’s termination of employment in connection with a change in control of the Company. In addition, the non-solicitation covenants will not apply in the event of termination of Mr. Shacknai’s employment by the

Company for “cause” or by Mr. Shacknai without “good reason.” Certain conforming and other non-material changes deemed appropriate by the Committee were incorporated into the Employment Agreement.
(e) Supplemental Executive Retirement Plan
     Also on June 24, 2011, the Compensation Committee adopted the Medicis Pharmaceutical Supplemental Executive Retirement Plan (the “SERP”), a non-qualified, noncontributory, defined benefit pension plan that provides supplemental retirement income for a select group of officers, including the Company’s named executive officers. The SERP is effective as of June 1, 2011. The SERP was adopted, in part, to compensate Mr. Shacknai for certain payments and benefits he will forego in amending the Employment Agreement, as discussed above.
     The retirement benefit is intended to be paid to participants who reach the “normal retirement date,” which is age 65, or age 59 1/2 with twenty years of service, subject to certain exceptions. The Plan will be administered by the Compensation Committee, who has designated (as “Tier I” through “Tier V”) the officers of the Company who are entitled to participate in the Plan.
     Under the SERP, a participant’s retirement benefit, computed as an annual benefit payable for twenty years at the normal retirement date, is determined as follows:
•	Tier I Participants: (a) 2.5% of average earnings, multiplied by (b) the benefit accrual percentage, multiplied by (c) the number of years of service at the normal retirement date up to a maximum of twenty years of service. A Tier I participant’s retirement benefit will be capped at 50% of average earnings.

•	Tier II Participants: (a) 1.25% of average earnings, multiplied by (b) the benefit accrual percentage, multiplied by (c) the number of years of service at the normal retirement date up to a maximum of twenty years of service. A Tier II participant’s retirement benefit will be capped at 25% of average earnings.

•	Tier III Participant: (a) 10% of average earnings, multiplied by (b) the benefit accrual percentage, multiplied by (c) the number of years of service at the normal retirement date up to a maximum of five years of service. A Tier III participant’s retirement benefit will be capped at 50% of average earnings.

•	Tier IV Participant: (a) 3.125% of average earnings, multiplied by (b) the benefit accrual percentage, multiplied by (c) the number of years of service at the normal retirement date up to a maximum of sixteen years of service. A Tier IV participant’s retirement benefit will be capped at 50% of average earnings.

•	Tier V Participant: (1) (a) 3.125% of average earnings, multiplied by (b) the benefit accrual percentage as of May 31, 2011, multiplied by (c) the number of years of service as of May 31, 2011, plus (2) (a) 2.5% of average earnings, multiplied by (b) the benefit accrual percentage for the number of years of service occurring between June 1, 2011 through the normal retirement date, multiplied by (c) the number of years of service from June 1, 2011 through the normal retirement date; provided, however, that the maximum aggregate years of service taken into account for the Tier V participant for purposes of calculating (1) plus (2) above will be eighteen years of service. A Tier V participant’s retirement benefit will be capped at 50% of average earnings.
Average earnings are based on the highest total cash compensation (base salary plus cash bonus or incentive payments) during any three calendar years of service (regardless of whether the years are consecutive), beginning with the 2009 calendar year. The benefit accrual percentage is based on (1) a participant’s number of years of service with the Company (including prior years of service), divided by (2) twenty years for Tier I and Tier II participants, five years for the Tier III participant, sixteen years for the Tier IV participant and eighteen years for the Tier V participant, in each case up to a maximum benefit accrual percentage of 100%. Under the SERP, a full year of service will accrue as of the first day of each plan year commencing as of June 1, 2011. As long as a participant has not separated from service with the Company, such participant may continue to accrue in his or her retirement benefit past the normal retirement date or following a “change in control,” up to a maximum benefit accrual percentage of 100%.
Jonah Shacknai, Chief Executive Officer, Mark Prygocki, President, and Dr. Mitchell Wortzman, Executive Vice President and Chief Scientific Officer, are Tier I participants; Jason Hanson, Executive Vice President and Chief

Operating Officer, is a Tier III participant; Richard Peterson, Executive Vice President, Chief Financial Officer and Treasurer, is a Tier IV participant; and Vincent Ippolito, Executive Vice President, Sales and Marketing, is a Tier V participant. All participants who are not executive officers are Tier II participants.
     A participant vests in 1/6th of his retirement benefit per plan year, effective as of the first day of the plan year. The plan year runs from June 1 to May 31. Thus, as of June 1, 2011, each participant was vested in 1/6th of his or her benefit. A participant becomes fully vested in his or her accrued retirement benefit upon a (1) the participant’s normal retirement date, provided that the participant has at least fifteen years of service with the Company and is employed by the Company on such date, (2) a participant’s separation from service due to a discharge without “cause” or resignation for “good reason” (as such terms are defined in the participant’s employment agreement, or in the absence of such employment agreement or definitions, in the Company’s Executive Retention Plan), or (3) a “change in control” of the Company. In the event no “change in control” has occurred, if the Tier III participant terminates his employment prior to July 1, 2017 other than by reason of death, “total disability” or an involuntary change in his material duties or responsibilities (as provided in his employment agreement), then his vested retirement benefit will be reduced by an additional 5%.
     The retirement benefit normally will be paid in twenty equal annual installments (or in a lump sum payment or in fewer than twenty installments if elected by the participant) upon the participant’s separation from service with the Company, the normal retirement date or upon a “change in control,” as elected by the participant. Distributions commencing before a participant’s normal retirement date, or distributions made in fewer than twenty annual installment payments, will be discounted at an annual rate of 4%. Distributions commencing following a participant’s normal retirement date will be credited with interest at an annual rate of 4%.
     None of the Company’s executive officers currently qualifies for a normal retirement date.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medicis Pharmaceutical Corporation
Date: June 30, 2011	By:	/s/ Seth L. Rodner
Seth L. Rodner
Senior Vice President, General Counsel and Corporate Secretary